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                                                                    Exhibit 99.8

                                     CONSENT



Wausau Paper Mills Company
One Clark's Island
Wausau, Wisconsin 54402

Members of the Board of Directors:

         We hereby consent to the use of our opinion letter dated November 14, 1997 to the Special Committee of the Board of Directors and the Board of Directors of Mosinee Paper Corporation ("Mosinee") included as Appendix C to the Joint Proxy Statement-Prospectus which forms a part of the Registration Statement on Form S-4 relating to the proposed merger of WPM Holdings, Inc., a Wisconsin corporation and a wholly owned subsidiary of Wausau Paper Mills Company, a Wisconsin corporation, with and into Mosinee, and to the references to such opinion in such Joint Proxy Statement-Prospectus. In giving such consent we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "experts" as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.


                                             /s/ William Blair & Company, L.L.C.
                                             -----------------------------------
                                             William Blair & Company, L.L.C.



November 14, 1997